Exhibit 99.1

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES ANNOUNCES NEW STOCK REPURCHASE
AUTHORIZATION AND QUARTERLY DIVIDEND

OMAHA, NEBRASKA, August 11, 2025 – Werner Enterprises, Inc. (Nasdaq: WERN), one of the nation’s largest transportation and logistics companies (the “Company”), is pleased to announce the following actions of its Board of Directors (the “Board”) on August 7, 2025:

Stock Repurchase Program

The Board approved a new stock repurchase program under which the Company is authorized to repurchase up to 5 million shares of its common stock. Upon approval of the new program, the Board withdrew the previous stock repurchase authorization, which had approximately 1.8 million shares remaining available for repurchase. The Company may repurchase stock from time to time depending on market, economic and other factors. The new authorization will continue until the Board withdraws it.

Quarterly Dividend

The Board declared a regular quarterly cash dividend of $0.14 (fourteen cents) per common share. This dividend will be paid on October 22, 2025 to stockholders of record at the close of business on October 6, 2025. The Company has paid a quarterly cash dividend to its stockholders every quarter since July 1987.

About Werner Enterprises

Werner Enterprises, Inc. delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2024 revenues of $3.0 billion, a modern truck and trailer fleet, nearly 13,000 talented associates and our innovative Werner EDGE® technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner® provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. Werner embraces inclusion as a core value and manages key risks and opportunities through a balanced sustainability strategy.

Contact: Christopher D. Wikoff
Executive Vice President, Treasurer and Chief Financial Officer
(402) 894-3700

Source: Werner Enterprises, Inc.